TRUSTCO	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311  Fax:  (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Recognized by Audit Integrity, Inc. for
Accounting Quality and Corporate Governance

Glenville, New York – April 8, 2009

Audit Integrity, an independent research firm that rates more than 8,000 public corporations on the quality of their corporate integrity as measured by accounting quality and corporate governance practices announced that TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) has been ranked as one of its 2009 Audit Integrity Top 100.

Audit Integrity calculates an “Accounting and Governance Risk” rating (or AGR®) on a scale of 0 to 100 based on the transparency and statistical reliability of a corporation's financial reporting and governance practices.  TrustCo’s AGR rating placed it in the 99% percentile of the 8,000 thousand companies rated.  The 2009 ratings are available at www.auditintegrity.com and were discussed on the website of Forbes Magazine.

TrustCo Chairman, President and Chief Executive Officer Robert J. McCormick noted, “We are pleased that this objective analysis of TrustCo’s accounting and corporate governance has placed us in the top 100 of more than 8,000 companies.  We have always considered corporate integrity to be of critical importance, and that has never been more apparent than over the last eighteen months as so many companies in the United States have found themselves struggling to survive.  We have all been impacted by the economic and market turmoil, but TrustCo remains profitable, well capitalized and highly liquid thanks to our long-term focus on sound business principles.”

TrustCo Bank Corp NY is a $3.5 billion bank holding company and through its subsidiary, Trustco Bank, operates 126 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.